                         AGREEMENT OF PURCHASE AND SALE


         THIS AGREEMENT ("Agreement") dated as of January __, 2001, is by and between WEBCOR SAN ANTONIO STREET ASSOCIATES, LLC, A California limited liability company ("Seller") and IMPAX LABORATORIES, INC., a Delaware corporation ("Buyer").

                                   ARTICLE I

                          PURCHASE AND SALE OF PROPERTY

         Section 1.1 Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the real property, together with any and all improvements located thereon, and any and all easements appurtenant thereto owned by Seller, located in the City of Hayward, Alameda County, State of California, commonly known as 31153 San Antonio Street, Hayward, California, and more particularly described in Exhibit A attached hereto (the "Real Property"), together with the personal property owned by Seller, if any, located on the Real Property and described on Exhibit B, attached hereto (the "Personal Property"). The Real Property and the Personal Property are collectively referred to herein as the "Property."

         Section 1.2 Escrow. Within two (2) business days of the Effective Date (as defined in Section 9.16 below), Buyer shall deposit this Agreement in escrow with Chicago Title Company, 4637 Chabot Drive, #105, Pleasanton, California, 94588 (the "Title Company").

         Section 1.3 Purchase Price. The purchase price of the Property is Four Million Nine Hundred Thousand and 00/100 Dollars ($4,900,000.00) (the "Purchase Price"), which shall be paid in full all cash to Seller in immediately available funds via wire transfer at the consummation of the purchase and sale contemplated hereunder (the "Closing").

                                   ARTICLE II

                                   CONDITIONS

         Section 2.1 Buyer's Conditions Precedent. Buyer's obligation to purchase the Property is conditioned upon the satisfaction of each of the following conditions precedent:

                  (a) Buyer's review and approval of the environmental condition of the Property.

                  (b) Buyer's inspection and approval of the physical condition of the Property.

         Section 2.2 Buyer's Contingency Period. Buyer shall have until sixty
(60) days after the Commencement Date of the Lease between Webcor Construction, Inc. ("WCI") and Buyer covering the Premises (to which this Agreement is attached as Exhibit B (the "Lease")), to review and approve the matters described in Sections 2.1 above and 3.1 below (such period being referred to herein as the "Contingency Period"). If Buyer elects to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, notify Seller in writing that Buyer has approved all of the matters described in Sections 2.1 above and 3.1 below. If, before the end of the Contingency Period, Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to terminate this Agreement, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.11 below, and the Lease shall continue in full force and effect (except the option to purchase set forth in Section 29 of the Lease shall be deemed extinguished).

                                   EXHIBIT B

         Section 2.3 Subdivision Map Act Contingency. Seller's obligation to sell the Property and Buyer's obligation to purchase the Property under this Agreement are conditioned upon the Property, on or before the Closing, complying with the California Subdivision Map Act. The parties agree to use their best efforts and cooperate, with each party bearing its own expenses, to prepare and submit all necessary governmental filings and applications necessary to obtain compliance of the Property with the Subdivision Map Act. If all necessary approvals have not been obtained five (5) days prior to the Closing Date specified by Buyer pursuant to Section 8.2 below, either party shall have the right to thereupon terminate this Agreement upon notice to the other, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.11 below, and the Lease shall continue in full force and effect (except the option to purchase set forth in Section 29 of the Lease shall be deemed extinguished).

         Section 2.4 Additional Conditions

                  (a) Buyer's obligation to purchase the Property is conditioned upon the performance by Seller of every obligation of Seller hereunder, and the truth of each representation and warranty made in this Agreement by Seller at the time the representation or warranty was made and as of the Closing and upon Title Company being prepared to issue the Title Policy to Buyer as provided in
Section 4.2, below.

                  (b) Seller's obligation to sell the Property is conditioned upon the performance by Buyer of every obligation of Buyer hereunder, and the truth of each representation and warranty made in this Agreement by Buyer at the time the representation or warranty was made and as of the Closing.

                                  ARTICLE III

                               BUYER'S EXAMINATION

         Section 3.1 Buyer's Independent Investigation.

                  (a) Buyer acknowledges and agrees that it has been given or will be given before the end of the Contingency Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer's choosing, including, without limitation:

                           (1) All matters relating to title, together with all
governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, building codes and Subdivision Map Act requirements including, but not limited to, the Covenants, Conditions and Restrictions contained in Exhibit B of the Grant Deed dated December 17, 1973 conveying the Premises (and adjacent property) to Komatsu America Corp. as recorded in Alameda County on January 3, 1974 (the "CCRs").

                                   EXHIBIT B

                           (2) The physical condition of the Property,
including, without limitation, the interior, the exterior, the structure, the paving, the utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of hazardous or toxic materials, substances or wastes (collectively, "Hazardous Materials"), which shall be performed or arranged by Buyer at Buyer's sole expense.

                           (3) Any easements and/or access rights affecting the
Property.

                           (4) All other matters of material significance
affecting the Property.

                  (b) Buyer acknowledges that Section 1 of the CCRs provides, among other things, that no building, portions of building or structure of any kind shall be erected on the Property within ten (10) feet of any side or rear boundary line of the Property. Section 17 of the CCRs provides that the Conditions and Covenants contained therein shall terminate and be of no further effect from and after July 1, 2000. Buyer acknowledges that upon completion of the Subdivision Map Act approval referred to in Section 2.3 above, the warehouse building on the Property will be within ten (10) feet of a side boundary line of the Property. The parties believe that such restriction has either expired or is not applicable to a lot line which is subsequently created as will be the case upon completion of the Subdivision Map Act approvals referred to in Section 2.3 above. Should it become necessary, because of the objection of governmental bodies or other third parties, to undertake a lot-line adjustment in order to satisfy such restriction, Seller agrees to undertake the same and complete it as soon as reasonably possible. Buyer shall fully cooperate with Seller in such efforts. The parties shall share on a 50/50 basis all costs of such efforts including legal fees, surveyor's fees, engineering fees, application and map fees and all other out-of-pocket third party costs directly related to such lot-line adjustment. Furthermore, the parties shall cooperate and negotiate in good faith to execute and record mutually acceptable reciprocal access and storage area easements with regard to any portion of Seller's real property which becomes a part of the Property as a result of such adjustment.

                  (c) BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 BELOW, SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS AND, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 BELOW, THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER OR WCI OR THEIR AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances or any other items referred to in
Section 10 of the Lease, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property's use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity,
(vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, and (x) the economics of the operation of the Property.

                                   EXHIBIT B

         Section 3.2 Seller's Disclosures.

                  (a) Buyer is hereby apprised of and shall determine whether the Real Property is located within the coastal zone under the California Coastal Act.

                  (b) Buyer is hereby apprised of and shall determine whether the Real Property is located within a special studies zone under the Alquist-Priolo Geologic Hazard Act.

                  (c) To the extent required by law, Seller and Purchaser agree to provide a Real Estate Transfer Disclosure Statement.

                  (d) On or before five (5) days prior to expiration of the Contingency Period, Seller shall provide a Natural Hazard Disclosure Statement in the form required by California Civil Code Section 1102.6c (b) if and to the extent that the Title Company informs Seller that the Property is subject to Sections 8589.3, 8589.4 or 51183.5 of the California Government Code or Sections 2621.9, 2694 or 4136 of the California Public Resources Code, it being agreed that (i) Seller has relied solely and exclusively on the Title Company to make such determination and (ii) the release set forth in Section 3.3 below shall include any failure of Seller to provide the disclosure required by California Civil Code Section 1102.6(a) due to an error or omission of the Title Company.

         Section 3.3 Release.

                  (a) Without limiting the above, Buyer, on its own behalf and on behalf of its agents, partners, affiliates, successors and assigns and any subsequent offeree, buyer, owner or occupant of the Property and any offeree, buyer, owner or occupant of any interest in the Property, hereby waives, releases and discharges Seller and WCI, and each and every person, firm or corporation, member and/or manager of Seller and/or WCI and each of their respective agents, partners, members, affiliates, successors, assigns, heirs, devisees, legatees and executors from and against any and all liabilities, obligations, fines, penalties, claims, demands, suits, judgments, actions, causes of action, damages, costs, losses and expenses (including reasonable attorney's fees, expert witness fee, and court costs)(collectively, "Claims"), directly or indirectly arising by reason of, in connection with, on account of or pertaining to the physical, environmental, economic or legal condition of the Property, or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Sections 25100-25600), the Porter-Cologne Water Quality Control Act (California Health and Safety Code Section 13000 et seq.), and the Safe Drinking Water and Toxic Enforcement Act (California Health and Safety Code
Section 25249.5 et seq.).

                                   EXHIBIT B

                  (b) In connection with subsection (a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

                  (c) The provisions of Section 3.3(a) shall not relieve Seller from any breach of Seller's representations and warranties set forth in Section
5.1 below; provided, however, that Seller's liability on amount thereof shall be limited to the extent set forth in Section 9.4 below.

                                   ARTICLE IV

                                      TITLE

         Section 4.1 Conditions of Title. At the Closing, Seller shall convey title to the Real Property to Buyer by good and sufficient grant deed in the form of Exhibit C attached hereto (the "Deed") subject to no exceptions other than:

                  (a) Non-delinquent liens for local real estate taxes and assessments; and

                  (b) Exceptions 3 through 7 disclosed by the preliminary report ("Title Report") for the Real Property prepared by the Title Company (Order No. 9203983-SDC) dated October 12, 2000 and attached hereto as Exhibit D, exceptions disclosed by the public records or other documents delivered to Buyer pursuant to Article II above, and any other exceptions to title which would be disclosed by an inspection and/or survey of the Property.

         All of the foregoing items referred to in (a) or (b) shall be referred to collectively as the "Conditions of Title." Notwithstanding the foregoing, it is agreed that any liens which are not disclosed by Exceptions 3 through 7 of the Title Report because the same have been placed upon the Real Property after the date of the Title Report with the express consent of Seller shall be removed by Seller within ten (10) business days of written notice from Buyer, or Seller within such ten (10) business days shall obtain the Title Company's written commitment to endorse over such exceptions at the Closing, unless such exceptions are expressly approved by Buyer in writing. Any such exceptions which are not so approved by Buyer or are not referred to in (a) or (b) above shall not be Conditions of Title.

         Section 4.2 Evidence of Title. Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its standard Owner's American Land Title Association Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the "Title Policy").

                                   EXHIBIT B

                                   ARTICLE V

                     SELLER'S REPRESENTATIONS AND WARRANTIES

         Section 5.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

                  (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. This Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing (i) are or at the time of Closing will be duly authorized, executed and delivered by Seller, (ii) are or at the time of Closing will be legal, valid and binding obligations of Seller, and (iii) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. At the time of Closing, Seller will convey title to Buyer.

                  (b) To the best of Seller's knowledge, Seller has not received written notice from any applicable governmental authority that the Property is in violation of any laws, ordinances or regulations of any applicable governmental authority having jurisdiction thereover or control thereof.

                  (c) To the best of Seller's knowledge, Seller has not received written notice from any applicable governmental authority of any pending or threatened special assessments or condemnation actions with respect to the Property.

                  (d) To the best of Seller's knowledge, there is no litigation filed against Seller that arises out of the ownership of the Property or that would adversely affect the current use or operation of the Property or the ability of Seller to perform its obligations under this Agreement.

                  (e) To the best of Seller's knowledge, there are no current leases, licenses or other agreements which give any possessory rights in the Property to third parties, except to the extent that such parties have easements or recorded rights to access the Property, as may be disclosed by the Title Commitment and except for the Lease and Master Lease described in the Lease.

                  (f) Seller is the sole owner in fee simple of the Property. Seller has not alienated, encumbered, transferred, leased, assigned or otherwise conveyed its interest in the Property or any portion thereof except as may be disclosed by the Title Commitment and except for the Lease and the Master Lease described in the Lease, nor entered into any agreement to do so, nor shall Seller do so prior to the Closing.

                  (g) To the best of Seller's knowledge, there are no mechanic's or materialman's liens or similar claims or liens now asserted against the Property for work performed or commenced prior to the Effective Date.

                  (h) Except as may be disclosed by the Title Commitment, Seller has not made any commitment or representation to any government authority, or any adjoining or surrounding property owner, which would in any way be binding on Buyer or would interfere with Buyer's ability to utilize the Property, and will not make any such commitment or representation which would affect the Property subsequent to the Closing without Buyer's written consent.

                                   EXHIBIT B

                  (i) Neither this Agreement, nor any of the Exhibits hereto, nor any document, certificate, or written statement executed by Seller and furnished to Buyer in connection with the transaction contemplated herein contains any untrue statement of material fact or omits to state a material fact concerning the Property. Seller makes no representation or warranty with respect to documents, certificates or statements of any party except Seller.

         Section 5.2 Survival of Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall survive the Closing, provided that Buyer must give Seller written notice of any claim it may have against Seller for a breach of any such representation or warranty, within six (6) months of the Closing Date. Any claim which Buyer may have at any time, whether known or unknown, which is not asserted within such six (6) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

         Section 5.3 Seller's Knowledge. Buyer expressly understands and agrees that the phrase "to the best of Seller's knowledge" as used in Section 5.1 means the actual knowledge only and not any implied, imputed or constructive knowledge of any member of Seller without any independent investigation having been made.

                                   ARTICLE VI

                       RISK OF LOSS AND INSURANCE PROCEEDS

         Section 6.1 Loss. Seller shall give Buyer notice of the occurrence of damage or destruction of, or the commencement of condemnation proceedings affecting, any portion of the Property. In the event that all or any material portion of the Property is condemned, or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is greater than Two Hundred Thousand Dollars ($200,000), then Buyer may, at its option to be exercised within ten (10) days of Seller's notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement or fails to give Seller notice within such ten (10) day period that Buyer will proceed with the purchase, then this Agreement shall terminate at the end of such ten (10) day period and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.11 below and the Lease shall continue in full force and effect (except the option to purchase set forth in Section 29 of the Lease shall be deemed extinguished). If (a) a portion of the Property is condemned or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is equal to or less than Two Hundred Fifty Thousand Dollars ($250,000), or (b) Buyer elects within the aforesaid ten (10) day period to proceed with the purchase, then this Agreement shall not terminate and upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or repair or restore the Property, and Buyer shall not receive any credit against the Purchase Price with respect to such proceeds or awards. The provisions of this Section 6.1 shall survive the Closing.

                                   EXHIBIT B

                                  ARTICLE VII

                              BROKERS AND EXPENSES

         Section 7.1 Brokers. The parties acknowledge and agree that they are each represented by Colliers International with respect to the transaction covered by this Agreement, and each party consents to this dual representation. The parties represent and warrant to each other that except for Colliers International, whose commission shall be paid by Seller as noted below, no broker or finder was instrumental in arranging or bringing about this transaction and that there are no other claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement. If any person brings a claim for a commission or finder's fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the "Indemnified Party") from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Indemnified Party in defending against the claim. The commission of Colliers International shall be paid by Seller upon Closing (and if, and only if, the Closing actually occurs), with such broker receiving One Hundred Thousand Dollars ($100,000) from the proceeds of escrow. The provisions of this Section 7.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

         Section 7.2 Expenses. Except as provided in Section 8.4(b) below, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII

                               CLOSING AND ESCROW

         Section 8.1 Escrow Instructions. This instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

         Section 8.2 Closing. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on a business day (the "Closing Date") between September 1, 2001 and November 30, 2001, with the exact date being specified by Buyer by fifteen (15) day's prior notice to Seller and the Title Company, which Notice shall be given no later than November 15, 2001. Such date may not be extended without the prior written approval of both Seller and Buyer.

                                   EXHIBIT B

         Section 8.3 Deposit of Documents.

                  (a) At or before the Closing, Seller shall deposit into escrow the following items:

                           (1) the duly executed and acknowledged Deed conveying
the Real Property to Buyer subject to the Conditions of Title;

                           (2) a duly executed counterpart of the Bill of Sale
in the form attached hereto as Exhibit D (the "Bill of Sale");

                           (3) an affidavit pursuant to Section 1445(b)(2) of
the United States Internal Revenue Code of 1986, as amended (the "Federal Code") in the form attached hereto as Exhibit E, and on which Buyer is entitled to rely, that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Federal Code; and

                           (4) if legally required, a properly executed
California Form 597-W.

                  (b) At or before Closing, Buyer shall deposit into escrow the following items:

                           (1) funds necessary to close this transaction; and

                           (2) a duly executed counterpart of the Bill of Sale;

                  (c) Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof including, but not limited to, the easement documents referred to in Section 9.16 below. Buyer and Seller hereby designate Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder.

                  (d) Seller shall deliver to Buyer originals (or to the extent originals are not available, copies) of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Section 2.1 above, within five (5) business days after the Closing Date. Seller shall deliver to Buyer a set of keys to the Property on the Closing Date.

         Section 8.4 Prorations

                  (a) Real property taxes and assessments; water, sewer and utility charges; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses normal to the operation and maintenance of the Property shall all be prorated as of 12:01 a.m. on the date the Deed is recorded, on the basis of a 365-day year. The Purchase Price shall be increased by the amount of any utility deposits paid by Seller with respect to the Property. Seller and Buyer hereby agree to determine the aforesaid prorations on or before the date that is three (3) business days before the Closing Date; provided that if any of the aforesaid prorations cannot be calculated accurately as of the date that is three (3) business days prior to the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date, and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

                                   EXHIBIT B

                  (b) Buyer shall pay for the cost to update, recertify or otherwise revise any survey delivered by Seller to Buyer and the premium for the Title Policy. Seller shall pay the county transfer tax. Escrow fees, recording charges, the City of Hayward transfer tax and any other expenses of the escrow for the sale shall be prorated between Buyer and Seller in accordance with customary practice as determined by the Title Company.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or
(d) by telefacsimile or telecopy, and such notices shall be addressed as follows:

         To Seller:                 Webcor San Antonio Street Associates, LLC
                                    2755 Campus Drive, Suite 175
                                    San Mateo, CA  94403
                                    Fax No.: (650) 578-8158
                                    Attn: Andrew J. Ball


         With a copy to:            Lillick & Charles LLP
                                    Two Embarcadero Center
                                    San Francisco, CA  94111-3996
                                    Fax No.: (415) 984-8300
                                    Attn: Ernest N. Reddick


         To Buyer:                  Impax Laboratories, Inc.
                                    31153 San Antonio Street
                                    Hayward, CA  94544
                                    Fax No.: (530) 471-1595
                                    Attn: Larry Hsu


         With a copy to:            Smith, Lally & Peffer
                                    Two Annabel Lane, Suite 200
                                    San Ramon, CA  94583
                                    Fax No.: (925) 830-8787
                                    Attn: H. Ray Peffer


or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by telefacsimile or telecopy.

         Section 9.2 Entire Agreement. This Agreement, together with the Exhibits attached hereto, contain all representations, warranties and covenants made by Buyer and Seller and constitute the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits hereto.

                                   EXHIBIT B

         Section 9.3 Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller's or WCI's business and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any onsite testing, Buyer shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. In the event that Buyer proposes to conduct Phase II testing, or any invasive testing, including but not limited to, core drilling, or roof sampling, Buyer shall proceed only with Seller's approval, and Seller shall approve or disapprove the proposed testing within three (3) business days after receipt of such notice. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, at Seller's request, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Upon Seller's request, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, employees or contractors. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller and WCI, and each of them, harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys' fees) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.

         Section 9.4 Limitations of Liability; Remedies.

                  (a) Seller's Liability. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller's interest in the Property, (or upon consummation of the transaction contemplated hereunder, to the net proceeds of the sale thereof actually received by Seller), and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller's other assets (if any) or against WCI or WCI's or Seller's respective partners, directors, officers, employees or shareholders. Further, Buyer agrees that any recovery against any of the foregoing for any breach of Seller's covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer's actual damages not in excess of $100,000 in the aggregate, plus amounts recoverable under Section 9.6 of this Agreement. In no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

                                   EXHIBIT B

                  (b) Buyer's Liability. Buyer and Seller agree that in the event the Closing fails to occur because of Buyer's default, breach or failure to perform (not due to Seller's wrongful acts or omissions or Seller's breach) hereunder, the damages to Seller would be extremely difficult and impracticable to ascertain, and that therefore, the sum of thirty-three thousand dollars ($33,000) plus amounts recoverable under Section 9.6 of this Agreement is accepted by Seller as a reasonable estimate of the damages to Seller, such damages including costs of negotiating and drafting of this Agreement, costs of cooperating in satisfying conditions to Closing, costs of seeking another Buyer upon Buyer's default, opportunity costs in keeping the Property out of the marketplace, and other costs incurred in connection herewith.

         Section 9.5 Time. Time is of the essence in the performance of each of the parties' respective obligations contained herein.

         Section 9.6 Attorneys' Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

         Section 9.7 No Merger. The obligations contained herein shall not merge with the transfer of title to the Property but shall remain in effect until fulfilled or terminated in accordance with its terms.

         Section 9.8 Assignment. Buyer's rights and obligations hereunder shall not be assignable without the prior written consent of Seller, in its sole discretion. In no event shall Buyer be released from any of its obligations or liabilities hereunder if Seller approves of any assignment of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement is assignable by Buyer to an investment group managed by Charles Hsiao, Chairman of the Board of Buyer.

         Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         Section 9.11 Confidentiality. Buyer and Seller shall each maintain as confidential any and all material obtained about the other and, in the case of Buyer, about the Property, and shall not disclose such information to any third party. This provision shall survive the Closing or any termination of this Agreement.

                                   EXHIBIT B

         Section 9.12 Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term "person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

         Section 9.13 Authority of Buyer. Buyer represents and warrants to Seller that Buyer is a corporation, duly organized,. validly existing, and in good standing under the laws of the State of Delaware. Buyer further represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing (a) are or at the time of Closing will be duly authorized, executed and delivered by Buyer, (b) are or at the time of Closing will be legal, valid and binding obligations of Buyer, and (c) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject. The foregoing representation and warranty and any and all other representations and warranties of Buyer contained herein shall survive the Closing Date.

         Section 9.14 Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

         Section 9.15 Recording. Currently herewith, Seller and Buyer shall execute in recordable form a memorandum of this Agreement (the "Memorandum") in form and substance as attached hereto as Exhibit F and deliver the same to the Title Company for recording. If the Memorandum is recorded, then upon cancellation or termination of this Agreement, Buyer agrees to execute and deliver a release of the Memorandum upon the request of Seller in a form and substance reasonably acceptable to Seller and to the Title Company.

         Section 9.16 Easements. The parties agree that as soon as reasonably possible following the Effective Date (defined below) they shall meet and negotiate in good faith mutually acceptable easements setting forth the following rights and privileges:

         (a) The right of Buyer for access to enter Seller's real property (the "Adjacent Property") which is adjacent to the Real Property for the purpose of performing necessary maintenance and repair to the wall of the warehouse (the "Warehouse") located upon the Real Property.


         (b) The right of Seller to maintain and repair a lean-to shed on the Adjacent Property but against the wall of the Warehouse, as well as the right of Buyer to have a portion of the Warehouse overhang the Adjacent Property in its present configuration together with Seller's right to enjoy such overhang for storage coverage purposes.


         (c) The right of Buyer to use the existing driveway between the Warehouse and Seller's building on the Adjacent Property to gain access to the Warehouse.


         (d) The right of Seller to have access to and to utilize the utility connections on the Real Property.

         It is understood and agreed that the form of such easement documents shall be agreed upon by the Closing and shall be executed in recordable form and contain the usual terms and conditions such as reciprocal indemnities, use restrictions, insurance provisions, non-user provisions, repair and maintenance provisions and such other terms and conditions as may be agreed upon. The granting and/or reserving of the foregoing rights and privileges shall be deemed a part of the transactions contemplated by this Agreement and shall be without additional charge by either party to the other.

                                   EXHIBIT B

         Section 9.17 Effective Date. As used herein, the term "Effective Date" shall mean the first date on which both Seller and Buyer shall have executed this Agreement.

         Section 9.18 Acceptance by Buyer. In the event four counterparts of this Agreement are not executed by Buyer and received by Seller by 5:00 p.m. San Francisco time, January 5, 2001, this Agreement shall become null and void.

         The parties hereto have executed this Agreement as of the respective dates written below.


                          SELLER:      WEBCOR SAN ANTONIO STREET
                                       ASSOCIATES, LLC




Date:                                  By:
     ----------------                     ----------------------------------
                                                 Andrew J. Ball, Manager

                          BUYER:       IMPAX LABORATORIES, INC.




Date:                                  By:
     ----------------                     ----------------------------------



                                       Title:
                                             -------------------------------


                                       By:
                                          ----------------------------------


                                       Title:
                                             -------------------------------



                                   EXHIBIT B
                                      -14-